Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP
ATTORNEYS AND COUNSELORS AT LAW

2 W. Washington Street | Suite 400
Greenville, SC 29601
T 864.373.2300 F 864.373.2925
nelsonmullins.com

August 6, 2020

Board of Directors

CapStar Financial Holdings, Inc.

1201 Demonbreun Street, Suite 700

Nashville, Tennessee 37203

Re: Registration Statement on Form S-4 of CapStar Financial Holdings, Inc.

Dear Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by CapStar Financial Holdings, Inc. (the “Company”) to exchange up to $30,000,000 in aggregate principal amount of its 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “New Notes”) for up to $30,000,000 in aggregate principal amount of its existing 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Old Notes”). The New Notes are to be issued in accordance with the provisions of the Indenture (the “Indenture”), dated as of June 29, 2020, by and between the Company, as issuer, and UMB Bank, National Association, as trustee (the “Trustee”), as contemplated by the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of June 29, 2020, by and among the Company and the purchasers of the Old Notes.

We have acted as counsel for the Company in connection with its registered offering of the New Notes. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction of:

(a)

the Charter of the Company filed with the Tennessee Secretary of State on December 1, 2015, as amended by the Articles of Amendment to the Charter of the Company filed with the Tennessee Secretary of State on April 24, 2020;

(b)	the Amended and Restated Bylaws of the Company filed as Exhibit 3.1 to the Company’s Form 8-K filed with the Commission on October 28, 2019;

(c)	the Registration Statement;

(d)	the Old Notes;

(e)	the New Notes;

(f)	the Indenture;

(g)	the Registration Rights Agreement; and

(h)	certain resolutions adopted by the Board of Directors of the Company with respect to the issuance of the New Notes.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures (other than persons signing on behalf of the Company), (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity with the originals of all documents supplied to us as copies, (v) the accuracy and completeness of all corporate records and documents made available to us by the Company, and (vi) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that, when the New Notes (in the form examined by us) are duly executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered upon consummation of the exchange offer (as described in the Registration Statement) against receipt of the Old Notes surrendered in exchange therefor in accordance with the terms of such exchange offer, the Registration Rights Agreement, the Registration Statement and the Indenture, the New Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We express no opinion (i) as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Tennessee and the State of New York (except with respect to state securities or “blue sky” laws), including as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof or (ii) as to the validity, binding effect or enforceability of any provision in the New Notes or the Indenture to the extent it violates any applicable statute of limitations or relates to the choice of forum for resolving disputes. The opinions expressed above are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion is limited to the specific issues addressed herein, and no opinion may be implied or inferred beyond the opinion expressly stated above. Our opinion expressed herein is as of the date hereof, and we assume no obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein, as well as under the heading “Legal Matters” in the related prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ NELSON MULLINS RILEY & SCARBOROUGH, LLP